EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Bay National Bank, a federally chartered commercial bank.
Bay National Capital Trust I, a Delaware corporation
Bay National Financial Corporation, a Maryland corporation (inactive)
BNB Mortgage, LLC, a Maryland limited liability company, a subsidiary of Bay National Bank